January 20, 2000



Mark L. Weinstein, President & Chief Executive Officer
Bio-Imaging Technologies, Inc.
826 Newtown-Yardley Road
Newtown, PA 18940-1721

Dear Mark:

     On behalf of the Board of Directors of Bio-Imaging Technologies, Inc., (the Company), I am pleased to extend your employment as the Company's President and Chief Executive Officer and provide you with the following compensation package effective February 1, 2000 for a period of two years.

     a)   Base Salary.   You will be  paid an  annual  base  salary of  $190,000
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          payable in bi-weekly installments.  Such base salary shall be reviewed at the end of each 12-month period of employment and any adjustments to be made shall be determined by the Board of Directors at that time.

     b)   Bonuses.  You will be eligible for and may receive bonuses, the amount
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          of which are to be  determined  by the Board of  Directors in its sole discretion.

     c)   Incentive  Compensation.  You will be  eligible  for  awards  from the
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          Company's  incentive  compensation  plans on a basis commensurate with your position and responsibility.

     d)   Stock Options.  Upon the effective date hereof, you will be granted an
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          option to purchase up to 150,000 shares of Common Stock of the Company at a purchase price equal to 100% of the fair market value of the Common Stock or $0.63, whichever is greater, on the date of the grant, which options shall vest as follows: 37,500 on the date hereof and 37,500 on each of the first, second and third anniversary of the date of the grant. This stock option grant is in addition to existing stock option grants.

     e)   Expenses. Subject to and in accordance with the Company's policies and
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          procedures, you are hereby authorized to incur, and, upon presentation of itemized accounts, shall be reimbursed for any and all reasonable and necessary business-related expenses, which expenses are incurred by you on behalf of the Company.

     g)   Benefits.  You and your  dependents  shall be  included in any and all
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          plans,  programs and policies which provide benefits for employees and their dependents. Such plans, programs and policies may include health
          care   insurance,   long-term   disability   plans,   life  insurance,
          supplemental   disability  insurance,   supplemental  life  insurance,
          holidays and other similar or comparable benefits made available to Company employees.

     h)   Absences. You will be entitled to absences because of illness or other
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          incapacity,  and such other  absences,  whether for holiday,  personal time, or for any other purpose, as set forth in the Company's employment manual or current policies and procedures, as the case may be. You will be entitled to four weeks per year of vacation time, to be taken consistent with the policies of the Company and the effective discharge of your duties. You will also have the right to accumulate such vacation time from year to year as specified by current Company policies and procedures.

     You will continue to be subject to all of the Company's other policies and procedures, including, without limitation, the requirement that you execute a copy of the attached form of (1) Invention Assignment and Confidentiality Agreement and (2) Non-Competition Agreement. Eighteen (18) months into this two-year agreement, the Board of Directors will give an initial indication in writing of their intended actions as it relates to your employment status at the end of the two-year term. Your employment relationship with the Company may be terminated by the Company upon your death, disability (defined as 180 days of disability in a one-year period, whether or not such days are continuous) or for cause (as hereinafter defined). For purposes of this letter, "cause" is defined as:

            "The Company may terminate the Employee's employment hereunder for cause immediately and with prompt notice to the Employee, which cause shall be determined in good faith solely by the Board of Directors. 'Cause' for termination shall include, but is not limited to, the following conduct of the Employee:
     (1) Material breach of any provision of this Agreement by the Employee, which breach shall not have been cured by the Employee within thirty
          (30) days of receipt of written notice of said breach;
     (2) Misconduct as an employee of the Company, including but not limited to: (i) misappropriating any funds or property of the Company; (ii) attempting to willfully obtain any personal profit from any transaction in which the Employee has an interest which is adverse to the interests of the Company; or (iii) any other act or omission which substantially impairs the Company's ability to conduct its ordinary business in its usual manner;
     (3) Unreasonable neglect or refusal to perform the duties assigned to the Employee under or pursuant to this Agreement;
     (4)  Conviction of a felony; or
     (5) Any other act or omission which subjects the Company or any of its subsidiaries to substantial public disrespect, scandal or ridicule."


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

     Notwithstanding the term of this letter agreement, if you are terminated other than for cause or upon death or disability, you will be paid severance equal to six months salary at your then current annual salary.

     You will also have the option to lease a car to be reimbursed by the Company following any profitable quarter but you would be responsible for lease payment in any quarter where profitability is not maintained. In no case shall reimbursement exceed $500 per month.


     If you agree with the stated provisions, please sign and date both copies enclosed and return one copy to me. I will copy other Board members and Corporate Counsel. When you sign this document, please provide a copy to Maria Krauss for her information as well.

                                          Sincerely,




                                          James A. Taylor, Ph.D.



/s/ James A. Taylor       1/20/00            /s/ Mark L. Weinstein     1/20/00
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James A. Taylor, Ph.D.     Date              Mark L. Weinstein          Date





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